Filed Pursuant to Rule 433
Registration Statement No. 333-236195
and 333-236195-01

as amended by Post-Effective
Amendment No. 1 dated
September 4, 2020,

Supplementing the Prospectus
dated September 4, 2020 and
Preliminary Prospectus Supplement
dated September 6, 2022

Johnson Controls International plc

Tyco Fire & Security Finance S.C.A.

$400,000,000 4.900% Senior Notes due 2032

Pricing Term Sheet

September 6, 2022

Issuers:	Johnson Controls International plc Tyco Fire & Security Finance S.C.A.

Trade Date:	September 6, 2022

Settlement Date**:	September 14, 2022 (T+6)

Joint Book-Running Managers:	J.P. Morgan Securities LLC BofA Securities, Inc. Morgan Stanley & Co. LLC Citigroup Global Markets Inc. Deutsche Bank Securities Inc. ING Financial Markets LLC TD Securities (USA) LLC

Co-Managers:	Barclays Capital Inc. Credit Agricole Securities (USA) Inc Danske Markets Inc. Standard Chartered Bank U.S. Bancorp Investments, Inc. Westpac Banking Corporation

Title of Securities:	4.900% Senior Notes due 2032

Ratings (Moody’s / S&P)*:	Baa2 / BBB+

Aggregate Principal Amount Offered:	$400,000,000

Maturity Date:	December 1, 2032

Interest Rate:	4.900% per annum

Benchmark Treasury:	UST 2.750% due August 15, 2032

Benchmark Treasury Price and Yield:	95-01+; 3.340%

Spread to Benchmark Treasury:	+175 basis points

Yield to Maturity:	5.090%

Price to Public:	98.509%, plus accrued interest, if any, from September 14, 2022

Gross Proceeds:	$394,036,000

Interest Payment Dates:	Payable on June 1 and December 1 of each year, beginning on December 1, 2022

Optional Redemption:	Prior to September 1, 2032 (three months prior to the maturity date of the Securities), callable at make-whole (T + 30 basis points)

Par Call:	On or after September 1, 2032 (three months prior to the maturity date of the Securities)

CUSIP/ISIN:	47837R AE0 / US47837RAE09

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Listing:	Application will be made to list the notes on the New York Stock Exchange

*The security ratings set forth above are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time.

**It is expected that delivery of the notes will be made to investors on or about September 14, 2022, which will be the sixth business day following the trade date set forth above (such settlement being referred to as “T+6”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to two business days before the notes are delivered will be required, by virtue of the fact that the notes initially settle in T+6, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes more than two business days before the date of delivery should consult their own advisors.

The issuers have filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuers have filed with the SEC for more complete information about the issuers and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC toll-free at (212) 834-4533; BofA Securities, Inc. toll-free at (800) 294-1322 or dg.prospectus_requests@bofa.com; or Morgan Stanley & Co. LLC toll-free at (866) 718-1649.

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